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              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

MATADOR CAPITAL MANAGEMENT            )
CORPORATION EVERGLADES                )
PARTNERS, L.P., EVERGLADES            )
OFFSHORE FUND, LTD., and CONTRARIAN   )
OPPORTUNITIES FUND, L.P.,             )
                                      )
     Plaintiffs,                      )
     v.                               )    C.A. No.
                                      )
BRC HOLDINGS, INC., ACS ACQUISITION   )
CORPORATION, AFFILIATED COMPUTER      )
SERVICES, INC., PAUL T. STOFFEL, L.D. )
BRINKMAN, ROBERT E. MASTERSON,        )
and DAVID H. MONNICH,                 )
                                      )
     Defendants.                      )


                       VERIFIED CLASS ACTION COMPLAINT

     Plaintiffs Matador Capital Management Corporation ("Matador"), Everglades Partners, L.P., Everglades Offshore Fund, Ltd. and Contrarian Opportunities Fund, L.P., by their undersigned attorneys, for their class action complaint against defendants BRC Holdings, Inc. ("BRC Holdings" or the "Company"), ACS Acquisition Corporation ("ACS Acquisition"), Affiliated Computer Services, Inc. ("Affiliated Computer"), Paul T. Stoffel, L.D. Brinkman, Robert E. Masterson, and David H. Monnich, allege, upon knowledge as to their own actions and upon information and belief as to all other matters, as follows:

                             NATURE OF THE ACTION

     1. Plaintiffs bring this action individually and as a class action on behalf of all persons (except defendants herein), who owned common stock of defendant BRC Holdings, Inc. on October 19, 1998, the date of the first public announcement of the proposed merger and tender offer for 51% of the outstanding stock of BRC Holdings made by defendant ACS Acquisition.

     2. ACS Acquisition has commenced a negotiated tender offer for 51% of the stock of BRC Holdings at a price of $19 per share. The tender offer expires on November 20, 1998. Under an Agreement and Plan of Merger signed on October 19, 1998 by ACS Acquisition, its parent Affiliated Computer, and the target BRC Holdings, the tender offer is to be followed by a second-step cash-out merger, also at a price of $19 per share, resulting in total consideration for all of the stock of BRC Holdings of approximately $261 million. Of course, once ACS Acquisition acquires 51% of the outstanding shares of BRC Holdings in the tender offer, the result of the stockholder vote on the merger is a foregone conclusion.

     3.  BRC Holdings is a very profitable information technology business.
The

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Company has no debt, has over $110 million in cash reserves and liquid marketable investments, and generates substantial cash flow. Within weeks of the death of the Company's founder in June of this year, the remaining members of the board of directors decided -- for reasons they have never disclosed -- completely to reverse the Company's business strategy. BRC Holdings had grown and diversified through selective acquisitions of other companies, and had set aside over $110 million for future acquisitions. Within days of defendant Stoffel having replacemed the Company's late founder as Chairman of the Board, however, Stoffel was talking with Affiliated Computer about having it acquire the Company.

     4. The decision of the board of directors of BRC Holdings to sell control of the Company triggered an obligation to pursue one objective -- the transaction offering the best value available for the stockholders. The pursuit of that objective required the board to examine the proposed transaction closely, to take an active and direct role in the sale process and to inform itself of all material information reasonably available, including whether more valuable bids are available.

     5. The board of directors willfully ignored its obligations. The board also failed to negotiate with other interested purchasers who had made expressions of interest at prices higher than the $19 offered by Affiliated Computer. The board failed to inform itself of alternatives -- indeed, the Merger Agreement prohibits the board from even talking to other potential bidders, and includes a $13 million "Breakup Fee" designed to discourage competing bids. The board failed to understand and analyze premiums obtained for sale of similarly situated companies. The board let its Chairman, Mr. Stoffel, negotiate with Affiliated Computer (which was at the same time asked to approve a $1.3 million payment by the Company to Stoffel himself if the tender offer succeeded). Stoffel agreed separately with Affiliated Computer that he would tender his own stock, and that he would not even talk to other potential bidders.

     6. Delaware law assures stockholders that if their corporation is to be sold, they will receive the benefit of an active, involved and diligent board carrying out its settled fiduciary obligation to maximize the value the shareholders will receive. The conduct of the board of BRC Holdings offers a pale substitute -- the board approved the terms of the tender offer and merger in what the Company has described as an "informal" meeting the very next morning after Stoffel reached an agreement on the price.

     7. The board of directors of BRC Holdings approved a grossly inadequate price for the Company, and did so in a hasty and uninformed manner. The board then filed tender offer materials recommending that stockholders tender their stock (thereby ensuring the approval of the merger), but which provided no information from which the stockholders could make an informed decision as to whether the board had fulfilled its duties to them. The materials failed to disclose to stockholders material information relevant to their decision to tender (and thereby ensure the approval of the merger), including (i) other expressions of interest received in 1998 at prices higher than $19 per share,
(ii) that other similarly situated companies were sold for much higher multiples of earnings, (iii) the fact that with $6-7 of the per share price attributable to cash reserves, the price/earnings multiple is particularly low, (iv) the real price for the acquisition is more than $110 million less than announced because, on acquiring BRC, Affiliated Computer will own BRC's cash and liquid assets of in excess of $110 million, (v) that in excess of $ 110 million of the funds needed to purchase the BRC stock after the tender offer will come from BRC, itself, and (vi) ANY of the reasons supporting the fairness opinion received by the board.

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     8.  Plaintiffs seek a preliminary and permanent injunction against consummation of the ACS Acquisition tender offer. Plaintiffs also seek a declaration that the Merger Agreement is void and unenforceable, as the product of a breach of fiduciary duty, an injunction against the payment of the $13 million Breakup Fee to Affiliated Computer, and other relief. Plaintiffs have no adequate remedy at law. The rights of the stockholders of BRC Holdings under Delaware law -- to receive adequate information in connection with the tender offer, to have the board of directors honor its fiduciary duties in connection with the sale of the Company, and to ensure that the board does not squander the one-time opportunity to receive a "control premium" -- are being irretrievably lost.

                                  THE PARTIES

     9. Plaintiff Matador is a Delaware corporation with its principal place of business in St. Petersburg, Florida. Matador is a registered investment adviser and was, as of October 19, 1998, the beneficial owner of an aggregate of 918,850 shares of common stock of BRC Holdings, approximately 6.8% of the total number of shares issued and outstanding. Matador has discretionary authority with respect to the disposition and voting of those shares.

     10. Plaintiff Everglades Partners, L.P. is a limited partnership formed under the laws of the State of Delaware and was, as of October 19, 1998, the beneficial owner of 353,650 shares of common stock of BRC Holdings. Matador acts as investment adviser to Everglades Partners, L.P.

     11. Plaintiff Everglades Offshore Fund, Ltd. is a company formed under the laws of the British Virgin Islands and was, as of October 19, 1998, the beneficial owner of 358,100 shares of common stock of BRC Holdings. Matador acts as investment adviser to Everglades Offshore, Ltd.

     12. Plaintiff Contrarian Opportunities Fund, L.P. is a limited partnership formed under the laws of the State of Delaware and was, as of October 19, 1998, the beneficial owner of 84,850 shares of common stock of BRC Holdings. Matador acts as investment adviser to Contrarian Opportunities Fund, L.P.

     13. Defendant BRC Holdings, Inc. is a Delaware corporation with its principal place of business in Dallas, Texas. BRC Holdings provides specialized information technology services to clients in many fields, including primarily local governments and healthcare institutions, through three wholly owned subsidiaries. BRC Holdings has approximately 13.7 million shares of common stock outstanding. The Company's stock is traded on NASDAQ.

     14. Defendant ACS Acquisition is a Delaware corporation with its principal place of business in Dallas, Texas. ACS Acquisition is a wholly owned subsidiary of defendant Affiliated Computer, formed for the purpose of acquiring BRC Holdings.

     15. Defendant Affiliated Computer is a Delaware corporation with its principal place of business in Dallas, Texas. Affiliated Computer provides "technology outsourcing" services to a wide variety of businesses and government agencies.

     16. Defendant Paul T. Stoffel is Chairman of the board of directors of BRC Holdings, a position he assumed on or about September 16, 1998.

     17. Defendants L.D. Brinkman, Robert E. Masterson and David H. Monnich are each directors of BRC Holdings and, along with defendant Stoffel (collectively, the "Director Defendants"), constitute the entire board of directors of BRC Holdings.

                               CLASS ACTION ALLEGATIONS

     18. Plaintiffs bring this action on their own behalf and as a class action, pursuant to

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Rule 23 of the Rules of the Court of Chancery, on behalf of all persons
(except defendants herein), and their successors in interest, who owned common stock of defendant BRC Holdings on October 19, 1998, the date of the first public announcement of the proposed merger and tender offer by ACS Acquisition for the shares of the Company (the "Class").

     19. This action is properly maintained as a class action. The Class is so numerous that joinder of all members is impracticable. The Class consists of the owners of more than ten million shares of common stock in BRC Holdings, whose identity and location are, for the most part, unknown to plaintiffs.

     20. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, INTER ALIA, (i) whether defendants breached their fiduciary duties of care, loyalty and disclosure in connection with the tender offer, or aided and abetted such a breach, (ii) whether an Order should be entered enjoining the proposed tender offer and merger, and (iii) the amount of damages to be awarded plaintiffs and other members of the Class as a consequence of defendants' conduct.

     21. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of plaintiffs are typical of the claims of other members of the Class and plaintiffs have the same interests as the other members of the Class.

     22. Plaintiffs are adequate representatives of the Class. Plaintiffs have a large stake in the Company and have closely monitored the affairs of BRC Holdings for several years.

     23. Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making it appropriate to award relief to the Class as a whole.

     24. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members of the Class who were not parties to those adjudications.

                           BACKGROUND OF THE ACTION

     25. BRC Holdings was founded in 1976 by Perry E. Esping to provide computer services, products and software to county and local governments, primarily for use in land title recording and political elections. The business prospered under Mr. Esping's guidance and, during the early 1990's, the company began to branch out into a number of other "information technology" products and services, with a primary emphasis on providing such services to local governments and to clients in the health care industry. BRC Holdings' diversification came about largely through the acquisition of several smaller computer service companies, each concentrating on servicing clients in a particular industry.

     26. BRC Holdings has in the past three years evolved into a diversified provider of "information technology services," providing clients in numerous industries with a broad range of management consulting, customized software, "outsourcing" of computer operations, data processing, computer system design and related services. In addition, the Company has made a significant investment in a firm that specializes in providing software and other solutions to address "millennium bug" or "Year 2000" issues.

     27. Through a disciplined operating focus and a strategy of selective acquisitions,

BRC Holdings has become a highly profitable, debt-free business with a rapidly growing revenue stream, the vast majority of which (approximately 85%) is recurring in nature, resulting from long-term service contracts with businesses in many fields.

     28. BRC Holdings' earnings growth and operating history have been impressive. In 1997, the Company had earnings before interest, taxes, depreciation and amortization ("EBITDA") of $18 million, on revenues of $107 million. In the first nine months of 1998, the Company's income from continuing operations was $9.3 million, as opposed to $7.7 million for all of 1997. Operating income in the first nine months of 1998 was $9.6 million, as opposed to $8.3 million for all of 1997. The Company generates returns of over 20% on capital employed and substantial unencumbered cash flow. At present, BRC Holdings holds cash and government bonds (primarily U.S. Government Treasury securities and state and municipal bonds, along with other highly liquid securities) with a fair value in excess of $110 million. The Company managed to accumulate this cash reserve despite an ambitious $10 million share repurchase program, and despite having made six strategic acquisitions in the past three years. BRC Holdings' 1997 annual report states that "[t]he company is not currently subject to any material indebtedness."

     29. In short, BRC Holdings has an excellent track record of earnings growth, has no debt to speak of, has over $110 million in cash or highly liquid securities, and generates substantial after-tax earnings. The Company's stock has traded on NASDAQ at prices ranging in the past twelve months up to a high of nearly $22 per share. Any decision by the board of directors of BRC Holdings to sell control of such an attractive merger candidate would be expected to result in a price that includes a larger than usual premium. Unfortunately, the board has, in its unexplained haste to sell the Company following the death of its founder Mr. Esping, squandered this value and, instead of recognizing its duty to shareholders, has pursued its own interests. In violation of its fundamental obligation to achieve the best transaction available for shareholders, the board has agreed, in a hasty, uninformed and ill-considered manner, to achieve far less.

      EVENTS LEADING UP TO THE MERGER AGREEMENT WITH AFFILIATED COMPUTER

     30. In June 1998, Mr. Esping, BRC Holdings' founder and chairman, underwent heart bypass surgery. Mr. Esping died several weeks later. Before his death, at the urging of other board members, including Mr. Stoffel, Mr. Esping engaged in discussions with the President of Affiliated Computer about a possible "business combination." Before he died, however, Mr. Esping had determined that it was not in the best interests of BRC Holdings' shareholders to sell control of the Company to Affiliated Computer, or to anyone else. Indeed, BRC Holdings had built up its cash reserves to over $110 million with the expectation that the Company could itself acquire a larger company.

     31. After Mr. Esping's death, defendant Stoffel held discussions with Affiliated Computer, but on July 6, 1998, Affiliated Computer advised Mr. Stoffel that it was not interested in pursuing a transaction.

     32. On or about September 16, 1998, Mr. Stoffel was named Chairman of the Board of BRC Holdings. One of his first acts as the new Chairman was to contact Affiliated Computer and request that the Company reconsider an acquisition of BRC Holdings. It did, and by October 7,1998, twenty-one days after Stoffel had become chairman, Stoffel and Affiliated Computer rushed into a tender offer/merger agreement at $19 per share for the sale of BRC Holdings, a total consideration of approximately $261 million for all outstanding shares of the Company. Of course, that is not the true price. As soon as the merger is accomplished, $113 million of cash and other liquid assets will become the property of Affiliated Computer. Thus, the real price is $148 million, or roughly $10.80 per share.

     33. Having determined that control of BRC Holdings should be sold, the board of directors of the Company was obligated, under settled Delaware law, to focus on and pursue one primary objective -- to secure The transaction offering the best value available for the stockholders. Thus, the board was required to examine the proposed transaction closely, to take an active and direct role in the sale process and to inform itself of all material information reasonably available. In addition, the board was under the obligation to examine whether a sale in 1998, rather than no sale, was in the best interests of stockholders other than the board members themselves. The board of directors of BRC Holdings ignored these obligations.

     34. According to BRC Holdings' public filings in connection with the proposed transaction, the BRC Holdings board met "informal[ly]" the VERY NEXT MORNING after Stoffel and Affiliated Computer had agreed on a price of $19 per share, to discuss the proposed transaction. Neither that morning nor within a reasonable period of time prior thereto, did defendants properly analyze this transaction, discuss alternatives, participate in the sale process or attempt to ascertain whether a higher value could be attained from any other potential bidder. Instead, the board agreed that very morning to recommend to the stockholders of the company the purchase price of $19 per share. Mr. Stoffel immediately called Affiliated Computer to relay the news.

     35. Thereafter, senior management of BRC Holdings met with a financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). DLJ was engaged on October 16, 1998 for the sole purpose of providing a "fairness opinion." DLJ was not hired to recommend the proposed transaction, and was not hired to, and did not, evaluate whether any possibilities for sale of control to other parties would offer superior terms for the Company's stockholders. DLJ would later carefully note in its opinion letter that "we were not requested to, nor did we, solicit the interest of any other party in acquiring the Company." Moreover, DLJ cautioned, "[o]ur opinion does not address the relative merits of the [proposed merger]." That is, DLJ expressly disclaimed any intention of opining whether a higher price could be obtained for the Company or whether other types of corporate transactions might be better for shareholders.

     36. In short, the board made no effort to determine whether control should not be sold, whether a merger cashing out all shareholders in 1998 was not in the best interests of shareholders, whether BRC Holdings would be better off continuing to pursue acquisitions with its in excess of $110 million in cash and liquid assets, whether a competing bidder would be willing to exceed the $19 offer from Affiliated Computer, or whether other companies would offer other transactions that brought greater value to the stockholders.

     THE PURCHASE PRICE OF $19 PER SHARE IS GROSSLY INADEQUATE

     37. BRC Holdings has cash and highly liquid securities on hand with a value of over $110 million, and operating income in the first nine months of 1998 of almost $10 million. Subtracting the value of the Company's cash and liquid securities from the purchase price proposed for the entire Company (as the purchaser would in effect be acquiring that cash), the proposed $19 per share price equates to approximately $10.80 per share. That price is between
4.5 and 5.5 times Matador's estimate of the Company's cash flow for 1999. Comparable companies are trading at multiples of earnings that are between 150% and 250% higher.

     38. As recently as July 1998, shares in BRC Holdings have traded above $20 per share. The shares traded at nearly $22 per share as recently as November 1997. Even in comparison to the historically low market price for BRC Holdings' stock immediately prior to the announcement of the tender offer, the $19 per share price represents a premium of only 16.9%.

     39. A stock analyst at Brown Brothers Harriman published a report on Affiliated Computer the day after Affiliated Computer announced the tender offer for BRC Holdings stock. The report noted that the acquisition of BRC Holdings would be "immediately accretive to earnings ... in a sizable way." The report concluded that "[b]efore yesterday, we viewed [Affiliated Computer] as an inexpensive stock. Now it appears embarrassingly inexpensive."

     THE STOFFEL AGREEMENT

     40. By October 18, 1998, the terms of the Agreement and Plan of Merger (the "Merger Agreement") among Affiliated Computer, ACS Acquisition and BRC Holdings were approved by the board of BRC Holdings. A copy of the Merger Agreement appears as an exhibit to BRC Holdings' Solicitation and Recommendation Statement in connection with the tender offer, a copy of which is annexed hereto as Exhibit A.

     41. In the Merger Agreement, Affiliated Computer consented to allow BRC Holdings to enter into an agreement with defendant Stoffel to pay him a $1.3 million fee upon consummation of any tender offer that resulted in the acquisition of a majority stake in the Company by any unaffiliated third party, or any merger of the Company with an unaffiliated entity on or before December 31, 2000 (the "Stoffel Agreement").

     42. BRC Holdings had to obtain the consent of Affiliated Computer and ACS Acquisition to the Stoffel Agreement because BRC Holdings would be transferring cash to Stoffel that would otherwise still be in the Company when it was purchased. In effect, the $1.3 million fee to be paid to Stoffel is to be paid by Affiliated Computer. Neither the Merger Agreement, nor BRC's public filings, indicate what services Stoffel performed, or was expected to perform, in exchange for the $1.3 million fee that were not already within the scope of his responsibilities as Chairman of the Board of the Company.

     43. As a result of the $1.3 million fee that Stoffel is due to receive if Affiliated Computer's tender offer succeeds, Stoffel will, alone among the stockholders of the Company, receive in connection with the tender offer and merger cash equal to nearly $23, not $19, for each share in BRC Holdings that he owns.

      THE MERGER AGREEMENT VIOLATES THE BOARD'S DUTY TO THE STOCKHOLDERS

     44. Under the pre-approved Merger Agreement, ACS Acquisition is to make a tender offer to purchase 8,704,238 shares of common stock of BRC Holdings for a cash price of $19 per share. Following the acquisition of 51% of the common stock by ACS Acquisition, the shareholders will vote on the merger of ACS Acquisition into BRC Holdings (of course, the approval of the merger will be a foregone conclusion upon the consummation of the tender offer, as ACS Acquisition will then own the requisite member of shares to effect the merger unilaterally). BRC Holdings will be the surviving corporation in the merger and a wholly owned subsidiary of Affiliated Computer as a result of the merger. In the merger, each outstanding share of a BRC Holdings' common stock (other than those belonging to stockholders who exercise their dissenters' appraisal rights) will be converted into the right to receive $19 in cash, without interest.

     45. In the Merger Agreement, the board of directors of BRC Holdings agreed to recommend acceptance of the tender offer to the stockholders of the Company and to recommend that the stockholders vote in favor of the merger of ACS Acquisition into BRC Holdings.

     46. The Merger Agreement contains provisions designed to discourage other potential acquirors from bidding for the company, and to prevent the board of directors from fulfilling its obligation to inform themselves of the available alternatives, or to secure a transaction offering more value to the stockholders. These provisions include:

          (i) A provision barring BRC Holdings from soliciting or encouraging potential purchasers from making any inquiries or proposals to acquire the Company (the "No-Shop" provision). The No-Shop provision prohibits BRC Holdings from even responding to unsolicited inquiries by providing a potential purchaser with ANY information concerning the Company. The only exception is in the case of an "unsolicited bona fide written Acquisition Proposal," at a price higher than that offered by ACS
Acquisition, a prospect that the No-Shop provision itself renders highly unlikely, however, because no information concerning the Company can be provided to potential bidders. The "exception" is therefore, for all practical purposes, illusory. The No-Shop provision plainly inhibits the Company's board from negotiating with other potential bidders; and

          (ii) A $10 million penalty, plus expenses of up to $3 million (the "Breakup Fee") payable by BRC Holdings to ACS Acquisition in the event of a termination of the Merger Agreement on certain grounds set forth in the agreement. Among the grounds on which Affiliated Computer and ACS Acquisition may terminate the Merger Agreement -- and impose the Breakup Fee on BRC Holdings -- is if BRC Holdings should engage in negotiations with another potential bidder, or if BRC Holdings should recommend a competing bid to the stockholders. As a result, Affiliated Computer and ACS Acquisition have the right to impose a $10 million penalty on BRC Holdings SIMPLY FOR NEGOTIATING WITH ANOTHER POTENTIAL BIDDER. Another effect of the Breakup Fee is to give ACS Acquisition a built-in $13 million advantage over other potential bidders, thus discouraging potential bidders from even attempting to negotiate an alternative to the Merger Agreement.

THE STOCK TENDER AGREEMENT

     47. In addition to the provisions of the Merger Agreement that are intended to prevent the board from fulfilling its obligations to the stockholders to secure the highest value reasonably attainable, ACS Acquisition and Affiliated Computer entered into another agreement with certain stockholders of the Company -- the widow of the founder Mr. Esping, the family foundation to which Mr. Esping bequeathed his shares and Mr. Stoffel -- that had the same effect (the "Stock Tender Agreement"). The stockholder parties to the Stock Tender Agreement together own a total of nearly three million shares of BRC Holdings common stock, or 21.6% of the total shares issued and outstanding, or 17.6% of the total number of shares on a fully diluted basis.

     48.  Each of the stockholder parties agreed in the Stock Tender
Agreement to tender their shares within five business days of any tender offer by ACS Acquisition at $19 per share. In addition, each of the stockholder parties -- including Mr. Stoffel -- agreed not to take or to permit any action that would initiate, solicit or facilitate any third-party inquiry with respect to a potential merger with BRC Holdings, or any proposal or offer to acquire more than 15% of the stock of the Company. Moreover, Mr. Stoffel agreed not to communicate at all with any person or entity that might even be considering a competing bid.

     49. The intent and effect of the Stock Tender Agreement is to make a competing bid for BRC Holdings less likely, because ACS Acquisition will have a 20% locked-up "head start" on any other acquiror. In addition, although the agreement purports to bind Stoffel only in his capacity as shareholder, a transparent and ineffectual attempt to appear disinterested in his capacity as a director, the agreement on its face prohibits the Chairman of the Board of BRC

Holdings from even communicating with third parties that might be considering a competing bid.

     THE TENDER OFFER AND THE COMPANY'S INADEQUATE AND MISLEADING DISCLOSURES

     50. The Merger Agreement was executed on October 19, 1998. On that date, ACS Acquisition and Affiliated Computer announced That they would within five business days commence a tender offer for 51% of the outstanding shares of BRC Holdings, on a fully diluted basis, at a price of $19 per share.

     51. On or about October 23, 1998, ACS Acquisition mailed its tender offer to the stockholders of BRC Holdings (the "Tender Offer") and filed a
Schedule 14D-1 (copy annexed hereto as Exhibit B) with the Securities and Exchange Commission (the "SEC"). The Tender Offer expires, unless extended, on November 20, 1998.

     52. Also on or about October 23, 1998, BRC Holdings filed a Schedule 14D-9 with the SEC, consisting of the required "Solicitation/Recommendation Statement" with respect to the Tender Offer (the "Solicitation") -- a copy of which is annexed hereto as Exhibit A. The Solicitation makes material misstatements, omits to disclose material information necessary to make the statements made in the Solicitation not misleading, and does not give the stockholders of the Company any basis for evaluating the merits of the Tender Offer (and second-step merger).

                             FIRST CLAIM FOR RELIEF
                            (Against All Defendants)

     53. Plaintiffs repeat and reallege the allegations of paragraphs 1 through 52 of the Class Action Complaint as if fully set forth herein.

     54. In contacting Affiliated Computer and entering into the Merger Agreement, BRC Holdings determined to cease its independent corporate existence and transfer control of BRC Holdings from the public stockholders of the company to ACS Acquisition and Affiliated Computer. Therefore, before agreeing to the Merger Agreement, the board of directors of BRC Holdings had a duty to seek all material information reasonably available in order to determine whether the bid made by ACS Acquisition offered the best value available to its shareholders, including whether more valuable bids were available, and reasonably to consider other offers made.

     55. Given the events leading up to the Merger Agreement, the provisions of the Merger Agreement itself, the haste with which the agreement was considered and the failure of the Company to explore alternatives, there was no basis for the Director Defendants to conclude that the Merger Agreement represented the best available alternative for BRC Holdings stockholders.

     56. The directors of BRC Holdings have breached their duties of care and loyalty by, among other actions:

          (i) approving the Merger Agreement without making any attempt to determine whether that agreement, as opposed to any other potential offer for control of BRC Holdings, was in the best interests of the stockholders; in approving a transaction designed to preclude any other proposal for acquisition of BRC Holdings, without determining the adequacy of the price or whether other proposals were available;

          (ii) failing adequately to inform themselves of, or adequately to consider, other actual offers made in 1998, or other potential transactions available to BRC Holdings before voting upon and approving the Merger Agreement;

          (iii) failing adequately to inform themselves, or adequately to consider, the effect of the Merger Agreement upon BRC Holdings' ability to obtain better offers and upon the interests of BRC Holdings' stockholders; and

          (iv) in failing to oppose the transaction reflected in the Merger Agreement.

     57. The execution of the Merger Agreement violated the Defendant Directors' fiduciary duties of loyalty and care, and the Merger Agreement is therefore unenforceable. Such breaches were knowingly pursued by and aided and abetted by the acts of defendant Affiliated Computer, particularly in connection with encouraging and approving Mr. Stoffel's Stock Tender Agreement, an agreement that creates substantial incentive to Mr. Stoffel to ignore his duties as Chairman of the Board of BRC Holdings. Accordingly, the Stock Tender Agreement is also invalid and unenforceable.

     58.  Plaintiffs have no adequate remedy at law.

                            SECOND CLAIM FOR RELIEF
          (Against BRC Holdings and the Director Defendants for Breach
                   of the Duty of Disclosure/Duty of Candor)

     59. Plaintiffs repeat and reallege the allegations of paragraph 1 through 58 of the Class Action Complaint as if fully set forth herein.

     60. The fiduciary duties of BRC Holdings and the Director Defendants imposed upon them an obligation to be entirely candid with plaintiffs and the other members of the Class by disclosing only true and accurate information, and by disclosing all relevant information in their possession that is material to the stockholders' decision whether to tender their stock to ACS Acquisition.

     61. In violation of these duties, BRC Holdings' Solicitation misstated and omitted to disclose information material to the stockholders' decision whether to tender their stock to ACS Acquisition and/or to seek other relief from the Court.

     62. The misrepresentations, omissions and misleading statements in the Solicitation include the following:

          (i) The Solicitation omits to disclose that the Company received several expressions of interest to acquire the shares of the Company at a price higher than $19, before the Merger Agreement was executed, omits to disclose that the board failed appropriately to evaluate or to respond to the potential bidders, or to describe any reason for the board's evident lack of interest in a competing bid.

          (ii) The Solicitation fails to disclose whether the board has reached a determination that it had maximized shareholders' value, much less how and on what basis the board made that determination.

          (iii) The Solicitation omits to disclose whether the board considered just saying no - i.e. whether it was in the best interests of stockholders, for example, not to accept this deal, to use the $110 million in cash and liquid assets to make acquisitions, or to wait until 1999 or later to sell control.

          (iv) The Solicitation purports to describe the "Reasons for the Transaction," but nowhere does it state any reason why the Company should be up for sale in the first place, fails to disclose that the founder of the Company was seemingly opposed to a sale of the Company, and indeed had built up a cash reserve in excess of $110 million for the purpose of having the Company make acquisitions itself, fails to state any reason why the board made such a sudden and complete reversal in the Company's business strategy after the death of Mr. Esping and does not explain why the reversal in the Company's strategy had to be implemented in such an abbreviated time frame.

          (v) The Solicitation includes a "fairness" opinion of DLJ, but fails to provide any reasons for DLJ's conclusions, fails to set forth what information DLJ considered, what DLJ's "fairness" range was, or whether DLJ was advised of the other offers, fails to disclose whether DLJ based its conclusion on a multiple of earnings, multiple of EBITDA, discounted cash flow analysis, or net asset value analysis.

          (vi) The Solicitation fails to disclose that similar companies have routinely been sold for much higher multiples of earnings and EBITDA over the past several years or to disclose whether the board was even aware of that fact.

          (vii) The Solicitation fails to disclose that senior officers of the Company believed $19 per share to be an inadequate and insupportable price.

          (viii) The Solicitation represents that the purchase price of the stock is $19 per share, but since, after the merger, Affiliated Computer will own all of BRC's cash and liquid assets (currently, approximately $113 million) the true purchase price is materially less than $19 per share.

          (ix) The Solicitation attempts to portray $19 per share as a premium to the market price of shares of the Company's stock but does not explain that the prevailing market price was below the stock's historical average, like many other "small cap" stocks in the summer of 1998, or that, with $6-7 of the per share price attributable to the Company's cash reserves the price/earnings multiple is particularly low, especially for a company with zero debt and steadily increasing earnings.

          (x) The Solicitation does not explain ACS Acquisition's role in approving the $1.3 million paid to Stoffel pursuant to the Stoffel Agreement, that those funds are effectively coming from Affiliated Computer, giving Stoffel an effective price per share of nearly $23 for his stock, and does not explain what, if any, services Stoffel rendered in exchange for this payment why such services were not already part of his duties as Chairman of the Board or why that agreement was reached at the same time as BRC's board voted to recommend this transaction.

     63.  Plaintiffs have no adequate remedy at law.

                             THIRD CLAIM FOR RELIEF
         (Against Defendants ACS Acquisition and Affiliated Computer)

     64. Plaintiffs repeat and reallege the allegations of paragraphs 1 through 63 of the Class Action Complaint as if fully set forth herein.

     65. Defendants ACS Acquisition and Affiliated Computer knowingly induced, aided and abetted BRC Holdings' directors in the breach of their duties described above. ACS Acquisition and Affiliated Computer suggested or approved the Stoffel Agreement described in paragraphs 40-43 above at the same time Stoffel was deciding whether BRC would enter this transaction. And Affiliated Computer, knowing that the BRC Holdings directors did not understand the price that could be obtained for these assets now or within a reasonable period of time, pushed for No-Shop and Breakup Fee provisions that would make it impossible for the directors to obtain such an understanding.

     66.  Plaintiffs have no adequate remedy at law.

    WHEREFORE, plaintiffs pray for judgment against defendants as follows:

     A. Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the BRC Holdings directors and is thus invalid and unenforceable;

     B. Declaring and decreeing that the Stoffel Agreement was entered into in breach of the fiduciary duties of defendant Stoffel and the other BRC Holdings directors and is thus invalid and unenforceable;

     C. Enjoining, temporarily, preliminarily and permanently, the consummation of the Tender Offer, any payment of money by BRC Holdings pursuant to the terms of the Breakup Fee and the merger;

     D.   Declaring and decreeing that any rights acquired by ACS
Acquisitions or Affiliated Computer in the Merger Agreement were procured by aiding and abetting a breach of fiduciary duty, and that the Merger Agreement is null and void and of no further effect;

     E. To the extent that the Merger Agreement or Tender Offer is performed or consummated prior to the entry of final judgment by this Court, rescinding such transaction or transactions and declaring and decreeing such transaction or transactions to be null and void;

     F. Declaring and decreeing that the consummation of the proposed Merger Agreement is unlawful and in breach of the fiduciary duties of the BRC Holdings directors;

     G. Enjoining, preliminarily and permanently, the consummation of the Merger Agreement;

     H. If the Merger Agreement is performed or consummated prior to the entry of final judgment by this Court, awarding plaintiffs compensatory and/or rescissory damages against all defendants, jointly and severally, in an amount to be determined at trial, together with prejudgment and postjudgment interest at the maximum rate allowable by law;

     I. Awarding plaintiffs the costs and disbursements of this action, including reasonable attorneys' and experts' fees and expenses; and

     J. Granting such other and further relief as the Court may deem just and proper.

                    YOUNG CONAWAY STARGATT & TAYLOR, LLP

                    /s/ Bruce L. Silverstein
                    ------------------------------------
                    William D. Johnston
                    Bruce L. Silverstein
                    11th Floor, Rodney Square North
                    P.O. Box 391
                    Wilmington, Delaware 19899-0391
                    (302) 571-6659
                    Attorneys for Plaintiffs
OF COUNSEL:

Leon P. Gold
Scott A. Eggers
John Margiotta
PROSKAUER ROSE LLP
1585 Broadway
New York, New York 10036

(212) 969-3000

Dated:  October 30, 1998

                                 VERIFICATION

     Jeffrey A. Berg, being duly sworn, states:

          I am the President of Matador Capital Management Corporation, one of the plaintiffs in the forgoing Class Action Complaint. I have read the Complaint and know its contents. I have authority to verity the Complaint on behalf of Matador Capital Management Corporation. The allegations of the Complaint made on personal knowledge are true and correct to my knowledge, and I believe the allegations of the Complaint made on information and belief to be true.
                                   /s/ Jeffrey A. Berg
                                   -----------------------------
                                   Jeffrey A. Berg

Sworn to before me this
30th day of October, 1998

/s/ A. Diane Jennings
-----------------------------
Notary Public

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

MATADOR CAPITAL MANAGEMENT              )
CORPORATION, EVERGLADES PARTNERS,       )
L.P., EVERGLADES OFFSHORE FUND, LTD.,   )
CONTRARIAN OPPORTUNITIES FUND, L.P.,    )
                                        )
          Plaintiffs,              )
   v.                                   )    C.A. No.
                                        )
BRC HOLDINGS, INC., ACS ACQUISITION     )
CORPORATION, AFFILIATED COMPUTER        )
SERVICES, INC., PAUL T. STOFFEL, L.D.   )
BRINKMAN, ROBERT E. MASTERSON, and      )
DAVID H. MONNICH,                       )
                                        )
          Defendants.                   )

               MOTION FOR APPOINTMENT OF SPECIAL PROCESS SERVER

     Plaintiffs hereby move pursuant to Chancery Court Rules 4(a) and (c) for an order appointing a special process server. In support of its motion, plaintiffs submit herewith the affidavit of Bruce L. Silverstein., Esquire.

                              YOUNG CONAWAY STARGATT & TAYLOR, LLP

                              /s/ Bruce L. Silverstein
                              ----------------------------------
                              William D. Johnston
                              Bruce L. Silverstein
                              11th Floor, Rodney Square North
                              P.O. Box 391
OF COUNSEL:                   Wilmington, Delaware 19899-0391
                              (302) 571-6659
Leon P. Gold                  Attorneys for Plaintiffs
Scott A. Eggers
John Margiotta
PROSKAUER ROSE, LLP
1585 Broadway
New York New York 10036-8299
(212) 969-3000                     Dated: October 30, 1998

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                       IN AND FOR NEW CASTLE COUNTY


MATADOR CAPITAL MANAGEMENT              )
CORPORATION, EVERGLADES PARTNERS,       )
L.P., EVERGLADES OFFSHORE FUND, LTD,    )
CONTRARIAN OPPORTUNITIES FUND, L.P.,    )
                                        )
          Plaintiffs,                   )
                                        )
     v.                                 )    C.A. No.
                                        )
BRC HOLDINGS, INC., ACS ACQUISITION     )
CORPORATION, AFFILIATED COMPUTER        )
SERVICES, INC., PAUL T. STOFFEL, L.D.   )
BRINKMAN, ROBERT E. MASTERSON, and      )
DAVID H. MONNICH,                       )
                                        )
          Defendants.                   )


                       AFFIDAVIT OF BRUCE L. SILVERSTEIN
                      IN SUPPORT OF PLAINTIFFS' MOTION FOR
                    APPOINTMENT OF A SPECIAL PROCESS SERVER


STATE OF DELAWARE   )

NEW CASTLE COUNTY   )


     The undersigned, being duly sworn according to law, does hereby depose and say:
     1. I am a member of the Bar of this Court and a partner with the law firm of Young Conaway Stargatt & Taylor, LLP, counsel to plaintiffs in the above-captioned action.
     2. I make this affidavit in support of plaintiffs' motion, pursuant to Rules 4(a) and (c) of this Court, for the appointment of a special process server.
     3. The appointment of a special process server will result in a material saving of time in effecting service of process in this action. In order to facilitate notice to defendants of the substance of plaintiffs' Complaint and application for a preliminary injunction, it is necessary that the Complaint be served upon defendants as promptly as possible. The appointment of a special process server will permit such service.

                              /s/ Bruce L. Silverstein
                              ---------------------------------
                              Bruce L. Silverstein



     SWORN TO AND SUBSCRIBED before me, this 30th day of October, 1998.


                              /s/ Kay M. Shuey
                              ---------------------------------
                              Notary Public

                              My Commission Expires: 1/23/2001

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

MATADOR CAPITAL MANAGEMENT              )
CORPORATION, EVERGLADES PARTNERS,       )
L.P., EVERGLADES OFFSHORE FUND, LTD.,   )
CONTRARIAN OPPORTUNITIES FUND, L.P.,    )
                                        )
          Plaintiffs,                   )
   v.                                   )    C.A. No.
                                        )
BRC HOLDINGS, INC., ACS ACQUISITION     )
CORPORATION, AFFILIATED COMPUTER        )
SERVICES, INC., PAUL T. STOFFEL, L.D.   )
BRINKMAN, ROBERT E. MASTERSON, and      )
DAVID H. MONNICH,                       )
                                        )
          Defendants.                   )

                      ORDER APPOINTING SPECIAL PROCESS SERVER
     This ____ day of ____________, 1998, the Court having been presented with plaintiffs' motion, pursuant to Chancery Court Rules 4(a) and
(c), for the appointment of a special process server, IT IS HEREBY ORDERED as follows:
     Parcels, Inc., John Meyer, or any other employee of Young Conaway Stargatt & Taylor, LLP, over the age of 18 and who is not a party to this action, is hereby specially appointed pursuant to Chancery Court Rules 4(a) and (c) and is directed to take such actions as may be necessary to effect prompt service of the Summons, the Complaint, the aforementioned motion of plaintiffs and a copy of this Order upon defendants and to make the return of service promptly upon completion of service of process.


                              ---------------------------------
                              Master in Chancery

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY



MATADOR CAPITAL MANAGEMENT              )
CORPORATION, EVERGLADES PARTNERS,       )
L.P., EVERGLADES OFFSHORE FUND, LTD.,   )
CONTRARIAN OPPORTUNITIES FUND, L.P.,    )
                                        )
          Plaintiffs,                   )
                                        )
     v.                                 )    C.A. No.
                                        )
BRC HOLDINGS, INC., ACS ACQUISITION     )
CORPORATION, AFFILIATED COMPUTER        )
SERVICES, INC., PAUL T. STOFFEL, L.D    )
BRINKMAN, ROBERT E. MASTERSON, and      )
DAVID H. MONNICH,                       )
                                        )
          Defendants.                   )

                      MOTION FOR A PRELIMINARY INJUNCTION

     Plaintiffs Matador Capital Management Corporation, Everglades Partners, L.P., Everglades Offshore, Ltd, and Contrarian Opportunities Fund, L.P. ("Plaintiffs") hereby move the Court, pursuant to Chancery Court Rule 65, for the entry of a preliminary injunction enjoining the defendants from taking any further steps in furtherance of a transaction between defendants ACS Acquisition Corporation ("ACS") and BRC Holdings, Inc. ("BRC"), whereby the individual defendants have, in breach of their fiduciary duties under Delaware law, agreed to allow ACS to acquire control of BRC through a tender offer that is to be followed by a second-step cash-out merger of BRC's public stockholders.
          The grounds for this motion will be set forth in an opening brief to be filed in accordance with a schedule to be determined in consultation with the Court.

                         YOUNG CONAWAY STARGATT & TAYLOR, LLP

                         /s/ Bruce L. Silverstein
                         ------------------------------------------
                         William D. Johnston
                         Bruce L. Silverstein
                         11th Floor, Rodney Square North
                         P.O. Box 391
                         Wilmington, Delaware 19899-0391
                         (302) 571-6659

                      Attorneys for Plaintiffs

OF COUNSEL:

Leon P. Gold
Scott A. Eggers
John Margiotta
PROSKAUER ROSE, LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

Dated:    October 30, 1998

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

MATADOR CAPITAL MANAGEMENT              )
CORPORATION, EVERGLADES PARTNERS,       )
L.P., EVERGLADES OFFSHORE FUND, LTD.,   )
CONTRARIAN OPPORTUNITIES FUND, L.P.,    )
                                        )
          Plaintiffs,                   )
                                        )
     v.                                 )    C.A. No.
                                        )
BRC HOLDINGS, INC., ACS ACQUISITION     )
CORPORATION, AFFILIATED COMPUTER        )
SERVICES, INC., PAUL T. STOFFEL, L.D.   )
BRINKMAN, ROBERT E. MASTERSON, and      )
DAVID H. MONNICH,                       )
                                        )
          Defendants.                   )

                        MOTION FOR EXPEDITED PROCEEDINGS

     Plaintiffs, by their attorneys, respectfully move the Court to schedule their Motion for Preliminary Injunction, served and filed herewith, for a hearing on or prior to November 20, 1998, the presently scheduled date for the closing of the tender offer (the "Tender Offer") by ACS Acquisition Corporation ("ACS") for a majority of the issued and outstanding shares of BRC Holdings, Inc. ("BRC") at $19.00 per share. The Tender Offer is the first step of a two-step cash-out merger that has been approved by the individual defendants in breach of their fiduciary duties under Delaware law. As grounds for this Motion, plaintiffs represent as follows:
     Plaintiffs are stockholders of BRC. Plaintiffs bring this action on behalf of all BRC stockholders, except defendants, contending that the defendant directors of BRC have breached their fiduciary duties to plaintiffs and the other public shareholders of BRC by failing to take appropriate steps to obtain the best transaction available for BRC public shareholders; and by failing to inform BRC's stockholders of all information material to their decision of whether to tender their shares (and thereby facilitate the cash-out merger of all stockholders of BRC). These allegations are particularized in Plaintiffs' Class Action Complaint, filed with this Motion (the "Complaint").

     2. Among other things, the Complaint alleges that BRC's Board accepted the acquisition proposal of ACS's parent, Affiliated Computer Services, Inc. ("Affiliated"), without exploring the alternatives, that the transaction price does not fairly value BRC, and that the transaction is not the best transaction available to the stockholders of BRC.

     3.   In addition, the Complaint alleges that BRC's
Solicitation/Recommendation Statement on Schedule 14D-9 omits material information in a number of respects.

     4. In short, the Complaint alleges that BRC's stockholders are being denied the opportunity to make an informed judgment on the Tender Offer, and that the individual defendants have failed to satisfy their duty to maximize stockholder value in a change of control transaction. Accordingly, plaintiffs seek a preliminary injunction against completion of the Tender Offer and second step merger. Lack of complete information in connection with a Tender Offer, and loss of the opportunity to obtain the best available transaction in a change of control context constitutes irreparable injury sufficient to warrant preliminary injunctive relief, SEE, E.G., JOSEPH V. SHELL OIL COMPANY, Del. Ch., 482 A.2d 335 (1984); and, as this Court explained in QVC NETWORK V. PARAMOUNT COMMUNICATIONS, Del. Ch., 635 A.2d 1245, 1273 n.50
(1993), AFFIRMED IN RELEVANT PART, PARAMOUNT COMMUNICATIONS V. QVC NETWORK, Del. Supr., 637 A.2d 34 (1993):

     Since the opportunity for shareholders to receive a superior control premium would be irrevocably lost if injunctive relief were not granted, that alone would be sufficient to constitute irreparable harm.

     5. Since the Tender Offer is scheduled to close on November 20. 1998, plaintiffs request that the Court hear their preliminary injunction motion sufficiently prior to that date to permit a decision before the closing.
     6.   Plaintiffs have not previously applied for this relief.

     WHEREFORE, plaintiffs respectfully request the Court to enter an Order in the form attached hereto.

                         YOUNG CONAWAY STARGATT & TAYLOR, LLP

                          /s/ Bruce L. Silverstein
                         ----------------------------------------
                         William D. Johnston
                         Bruce L. Silverstein
                         11th Floor, Rodney Square North
                         P.O. Box 391
                         Wilmington, Delaware 19899-0391
                         (302) 571-6659
                         Attorneys for Plaintiffs

OF COUNSEL:

Leon P. Gold
Scott A. Eggers
John Margiotta
PROSKAUER ROSE, LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

Dated:    October 30, 1998

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

MATADOR CAPITAL MANAGEMENT              )
CORPORATION, EVERGLADES PARTNERS,       )
L.P., EVERGLADES OFFSHORE FUND, LTD.,   )
CONTRARIAN OPPORTUNITIES FUND, L.P.,    )
                                        )
          Plaintiffs,                   )
                                        )
     v.                                 )    CA. No.
                                        )
BRC HOLDINGS, INC., ACS ACQUISITION     )
CORPORATION, AFFILIATED COMPUTER        )
SERVICES, INC., PAUL T. STOFFEL, L.D.   )
BRINKMAN, ROBERT E. MASTERSON, and      )
DAVID H. MONNICH,                       )
                                        )
          Defendants.                   )

                      ORDER GRANTING EXPEDITED SCHEDULING

     Upon the motion of the plaintiffs and for good cause shown, IT IS HEREBY ORDERED this _____ day of November, 1998 that:
     A hearing on plaintiffs' motion for a preliminary injunction shall be held on November __, 1998, at :____.m., in ____________ Delaware.
     The briefing schedule on Plaintiffs' motion for a preliminary injunction shall be as follows;
     Plaintiffs' Opening Brief:    November ___, 1998
     Defendants' Answering Brief:  November ___, 1998
     Plaintiffs' Reply Brief       November ___, 1998

     Defendants shall produce documents requested by plaintiffs within three
(3) calendar days of service of a request for production. Interrogatories shall be answered within 3(3) calendar days of their service.
     Plaintiffs may conduct depositions on forty-eight (48) hours' notice.



                              -----------------------------------
                              Chancellor

                   SUPPLEMENTAL INFORMATION PURSUANT TO RULE
                   3(a) OF THE RULES OF THE COURT OF CHANCERY

     The information contained herein is for the use by the Court for statistical and administrative purposes only. Nothing stated herein shall be deemed an admission by or binding upon any party.

1.   Caption of Case:

     Matador Capital Management Corporation, Everglades Partners, L.P., Everglades Offshore Fund, Ltd, and Contrarian Opportunities Fund, L.P., Plaintiffs, v. BRC Holdings, Inc., ACS Acquisition Corporation, Affiliated Computer Services, Inc., Paul T. Stoffel, L.D. Brinkman, Robert E. Masterson, and David H. Monnich, Defendants.

2.   Date filed: October 30, 1998

3.   Name and address of counsel for plaintiffs:

     William D. Johnston
     Bruce L. Silverstein
     YOUNG CONAWAY STARGATT & TAYLOR, LLP
     11th Floor, Rodney Square North
     P.O. Box 391
     Wilmington, Delaware 19899-0391
     (302) 571-6659

4. Short statement and nature of claim asserted: Action for injunctive relief in connection with negotiated tender other and second-step cash-out merger.

5.   Substantive field of law involved (check one):

     ___  Administrative law            ___  Trade secrets/
     ___  Commercial law                     trade mark/or other
     ___  Constitutional law                 intellectual property
     _x_ Corporation law                ___  Trusts
     ___  Guardianships                 ___  Wills and estates
     ___  Labor law                     ___  Zoning
     ___  Real property                 ___  Other

6.   Related case(s): None

7. Basis of court's jurisdiction (including the citation of any statute conferring jurisdiction): 10 DEL. C. Section 341

8. If the complaint seeks preliminary' equitable relief, state the specific preliminary relief sought: Injunctive relief against consummation of tender offer and second-step cash-out merger.

9.   If the complaint seeks summary or expedited proceedings. check here  X .
                                                                         ---

                    YOUNG CONAWAY STARGATT & TAYLOR, LLP


                    ---------------------------------------------
                    William D. Johnston
                    Bruce L. Silverstein
                    11th Floor, Rodney Square North
                    P.O. Box 391
                    Wilmington, Delaware 19899-0391
                    (302) 571-6659
                    Attorneys for Plaintiffs


OF COUNSEL:

Leon P. Gold
Scott A. Eggers
John Margiotta
PROSKAUER ROSE, LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

Dated:    October 30, 1998